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                         BRIGGS & STRATTON CORPORATION

                               EXHIBIT Number 3.2

                        Amended Through October 31, 1994



                           ARTICLES OF INCORPORATION
                                       OF
                         BRIGGS & STRATTON CORPORATION


         The undersigned incorporator, acting as incorporator of a corporation under the Wisconsin Business Corporation Law Chapter 180 of the Wisconsin Statutes (the "WBCL"), adopts the following Articles of Incorporation for such corporation:


                                   ARTICLE I
                                      Name

         The name of the corporation is Briggs & Stratton Corporation.


                                   ARTICLE II
                                    Purposes

         The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the WBCL.


                                  ARTICLE III
                                 Capital Stock

         The aggregate number of shares which the corporation shall have authority to issue is Sixty Million (60,000,000) shares, consisting of one class only, designated as "Common Stock," of the par value of One Cent ($0.01) per share.


                                   ARTICLE IV
                               Preemptive Rights

         No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.




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                                   ARTICLE V
                               Board of Directors

         (a) The authorized number of directors of the corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by a majority of the then authorized number of directors, but in no case shall the authorized number of directors be less than seven (7) or more than twelve (12). The directors shall be divided with respect to the time for which they severally hold office into three (3) classes, as nearly equal in number as possible, as determined by the Board of Directors, with the members of each class to hold office until their successors have been elected and qualified, or until their earlier resignation or removal. At each annual meeting of shareholders, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

         (b) Any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors.

         (c) Any vacancy occurring on the Board of Directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the Board of Directors, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director elected to fill a vacancy shall serve until the next election of the class for which such director shall have been chosen.


                                   ARTICLE VI
                          Shareholder Consent Actions

         Action required or permitted by the WBCL to be taken at a shareholders' meeting may be taken without a meeting by shareholders who would be entitled to vote at a meeting shares with voting power sufficient to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the shareholders consenting thereto and delivered to the corporation for inclusion in its corporate records. Such a consent has the effect of a meeting vote and may be described as such in any document. Such action shall be effective when consents representing the required number of shares are delivered to the corporation, unless the consent specifies a different effective date.


                                  ARTICLE VII
                           Shareholder Vote Required

         Unless a greater number of affirmative votes is required by the WBCL or these Articles of Incorporation, action on a matter, including the election of directors, by shareholders is approved only if a majority of the votes represented in person or by proxy at a meeting at which a quorum is present are cast in favor of the action.


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                                  ARTICLE VIII
                          Registered Office and Agent

         The address of the initial registered office of the corporation is 12301 West Wirth Street, Wauwatosa, Milwaukee County, Wisconsin 53222 and the name of its initial registered agent at such address is Thomas R. Savage.


                                   ARTICLE IX
                                  Incorporator

         The name and address of the incorporator is Thomas W. O'Brien, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.





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